EXHIBIT 99.1

Animal Health International, Inc. Announces Its First Quarter Fiscal Year 2008 Earnings

WESTLAKE, Texas, Nov. 6, 2007 (PRIME NEWSWIRE) -- Animal Health International, Inc. (Nasdaq:AHII) announced today that net sales increased 12.8%, or $18.7 million, to $164.4 million for the three months ended September 30, 2007, from $145.7 million for the same quarter last year. Acquisitions accounted for $11.3 million or 60% of the increase in sales. Net income increased 13.3% to $1.0 million or $0.04 per fully diluted share.

Rebates declined $1.4 million from the same period last year resulting in a lower gross margin ratio. Lower sales growth and a change in terms with one vendor caused the rebates to decline. Selling, general and administrative expense included $0.2 million for the implementation of SOX 404 and $0.5 million in public company expenses which were not incurred last year as a private company. Interest expense included a non-recurring charge of $0.3 million for the unamortized debt issue cost associated with the term note which was refinanced during the quarter. Earnings before interest, tax, depreciation and amortization (EBITDA) for the quarter were down compared to the same period last year by $1.1 million to $6.0 million.

In August 2007, the Company refinanced its $45 million term loan and reduced the interest rate from LIBOR plus 3% down to LIBOR plus 2%. This new loan matures on May 31, 2011.

Jim Robison, CEO commented, "Our performance in the first quarter of Fiscal 2008 was in line with our forecast and expectations with the exception of the write off of the unamortized debt issue cost. We are also excited to have Kane Vet join the AHI family of companies."

In October 2007, the Company acquired Kane Veterinary Supplies, Ltd. for approximately $24 million in cash, together with a performance-based earn out. Kane Veterinary Supplies, Ltd. is based in Edmonton, Canada, and is a leading distributor of animal health products in both the production and companion animal markets.

Fiscal Year 2008 Guidance

The following statements are based on current information and the Company assumes no obligation to update them. These statements are forward-looking and inherently uncertain.

The Company still expects its EBITDA to be in the range of $38.0 to $40.0 million, and its net income for its fiscal year ending June 30, 2008, to be in the range of $13.5 to $14.5 million. Net sales are expected to be in the $670 to $700 million range. This guidance excludes any projections for future acquisitions.

Conference Call

The Company plans to host its investor conference call today at 10:00 a.m. Eastern Standard Time to discuss these results and its business outlook. You can access the conference call by dialing (913) 981-5530. Participants will be required to register their name and company affiliation for the conference call. Audio replay will be made available by accessing the Company's web site at www.ahii.com under the Investor Relations tab.

Use of Non-GAAP measures

EBITDA represents net income before interest expense, income tax expense, depreciation and amortization and acquisition costs. We present EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), the impact of purchase accounting and SFAS No. 142 (affecting depreciation and amortization expense). Because EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

 * EBITDA does not reflect our cash expenditures, or future
   requirements for capital expenditures or contractual commitments;
 * EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
 * EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
 * Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
 * Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure

About Animal Health International, Inc.

Animal Health International, Inc., through its wholly owned subsidiaries, is engaged in the distribution of animal health products in the United States and Canada. The Company's subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 62,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the Company's subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, pet foods, devices and supplies. The Company was founded in 1954, and has its corporate headquarters located in Westlake, Texas.

The Animal Health International logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3240

Safe Harbor for Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Animal Health International can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from Animal Health International's expectations include, but are not limited to, the outbreak of an infectious disease within an animal population, Animal Health International's inability to maintain relationships with manufacturers, an adverse change in manufacturer rebates or Animal Health International's inability to meet applicable rebate targets, the loss of key personnel, the loss of products or delays in product availability from one or more manufacturers, changes in customer preferences, consolidation in the animal heath products industry, and other risks detailed in Animal Health International's filings with the Securities and Exchange Commission, including Animal Health International's Annual Report on Form 10-K, which was filed on September 18, 2007. Such forward-looking statements speak only as of the date of this press release. Animal Health International expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Animal Health International's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

                        ANIMAL HEALTH INTERNATIONAL, INC.
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                  Three months ended
                                                     September 30,
                                                 --------------------
                                                    2006       2007
 Net sales                                       $ 145,702  $ 164,365
 Direct cost of products sold                      118,648    135,734
                                                 ---------  ---------
 Gross profit                                       27,054     28,631
 Selling, general, and administrative expenses
  (including salary, wages, commission, and
  related benefits)                                 20,120     22,917
 Depreciation and amortization                       1,540      1,645
                                                 ---------  ---------
  Operating income                                   5,394      4,069
 Other income (expense):
  Other income                                         140        287
  Interest expense                                  (4,090)    (2,647)
                                                 ---------  ---------
   Income before income taxes                        1,444      1,709
 Income tax expense                                   (543)      (688)
                                                 ---------  ---------
  Net income                                     $     901  $   1,021
                                                 =========  =========
   Dividend on preferred stock                     (53,323)        --
                                                 ---------  ---------
   Net income (loss) available to common
    shareholders                                 $ (52,422) $   1,021
 ---------------------------------------------   =========  =========
 Earnings (loss) per share:
  Basic                                          $  (23.22) $    0.04
  Diluted                                        $  (23.22) $    0.04

 Weighted average shares outstanding:
  Basic                                              2,258     24,330
  Diluted                                            2,258     24,330
 --------------------------------------------------------------------

                    ANIMAL HEALTH INTERNATIONAL, INC.
                   Condensed Consolidated Balance Sheets
                              (In thousands)

                 Assets                         June 30,   Sept. 30,
                                                 2007        2007
                                                --------   --------
                                                          (Unaudited)

 Current assets:
  Cash and cash equivalents                     $  7,751   $  7,626
  Accounts receivable, net                        73,958     84,185
  Merchandise inventories, net                    80,848     98,101
  Other current assets                             7,634      5,228
                                                --------   --------
   Total current assets                          170,191    195,140

 Noncurrent assets:
  Property, plant, and equipment, net             17,253     16,989
  Goodwill and other intangible assets           137,085    136,192
  Other noncurrent assets                          5,505      4,580
                                                --------   --------
   Total assets                                 $330,034   $352,901
                                                ========   ========
     Liabilities and Stockholders' Equity

 Current liabilities:
  Accounts payable                              $ 81,976   $105,532
  Accrued liabilities                             15,644     11,362
  Current portion of long-term debt                1,363      1,363
                                                --------   --------
   Total current liabilities                      98,983    118,257

 Noncurrent liabilities:
  Long-term debt, net of current portion         117,523    121,397
  Other noncurrent liabilities                    27,413     26,563
                                                --------   --------
   Total liabilities                             243,919    266,217
                                                --------   --------

 Stockholders' equity                             86,115     86,684
                                                --------   --------
   Total liabilities and stockholders' equity   $330,034   $352,901
                                                ========   ========

                        ANIMAL HEALTH INTERNATIONAL, INC.
                               EBITDA Reconciliation
                                (In thousands)
                                 (Unaudited)

                                              Three months ended
                                                September 30,
                                              -----------------
                                                2006      2007
 Net Income                                   $   901   $ 1,021
  Interest expense                              4,090     2,647
  Income tax expense                              543       688
  Depreciation and amortization                 1,540     1,645
                                              -------   -------
 EBITDA                                       $ 7,074   $ 6,001
                                              =======   =======

CONTACT:  Animal Health International, Inc.
          William F. Lacey
          817-859-3000